SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                 August 20, 2001


                         THE HAIN CELESTIAL GROUP, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                      0-22818                      22-3240619
(State or other jurisdiction         (Commission             (I.R.S. Employer
of incorporation)                     File Number)          Identification No.)

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   50 Charles Lindbergh Boulevard
   Uniondale, New York                                       11553
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code (516) 237-6200
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Item 5.    Other Events

     On August 20, 2001, The Hain Celestial Group, Inc. (the "Company") announced that it expects revenue for its fiscal fourth quarter ended June 30, 2001 to increase 13 percent, compared with the year-ago quarter. The Company also said that, as a result of higher marketing expenditures, and increased production costs for its Terra brand, it expects to report earnings per share of $0.07-$0.12 for its fourth fiscal fourth quarter ended June 30, 2001.

     A copy of the press release issued by the Company on August 20, 2001 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits.

                  (c)      Exhibits.

                           Exhibit No.       Description
                           99.1              Press release dated August 20, 2001




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE HAIN CELESTIAL GROUP, INC.


Dated:  August 21, 2001          By:    /s/  Gary M. Jacobs
                                        ---------------------------------------
                                        Gary M. Jacobs
                                        Chief Financial Officer


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                                  EXHIBIT INDEX


Exhibit No.               Description
99.1                      Press release dated August 20, 2001




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Contact:
  Jeremy Fielding/Sarah Zitter Milstein (Media)   Gary Jacobs (Investors)
  Kekst and Company                               Chief Financial Officer
  212-521-4800                                    The Hain Celestial Group, Inc.
                                                  516-237-6200

FOR IMMEDIATE RELEASE

      THE HAIN CELESTIAL GROUP COMMENTS ON EXPECTED FOURTH QUARTER EARNINGS

UNIONDALE, NY, August 20, 2001 -- The Hain Celestial Group (NASDAQ: HAIN) today announced that it expects revenue for the fourth quarter to increase 13 percent, compared with the year-ago quarter. The Company also said that, as a result of higher marketing expenditures, and increased production costs for its Terra brand, it expects to report earnings per share of $0.07-$0.12 for the fourth quarter of 2001, ended June 30, 2001.

Overall earnings growth was impacted by: incrementally increased consumer marketing and advertising costs for the Company's Westsoy brand, as part of Hain Celestial's strategy to transition from trade-focused to consumer-oriented marketing; the launching of an immediately redeemable consumer coupon campaign in the quarter resulting in significantly higher than anticipated coupon redemption; the previously-announced one-time cost from realizing a unique opportunity to gain shelf space for Terra Chips; and higher than expected production costs for Terra Frites and Terra Chips, due to increased manufacturing in Europe at a higher cost in order to meet the rapidly increasing demand for these products.

"The long-term actions we are taking to position Westsoy and ensure we are able to satisfy consumer and customer demand for Terra are the right strategic moves," said Irwin Simon, chairman and chief executive officer. "The implementation of our previously announced shift in advertising strategy from trade to consumers will result in some overlap in spending, as we saw in the fourth quarter. The opening of our Moonachie, NJ, facility for Terra Chips by the end of September will enable us to meet existing and new demand for Terra Chips and Terra Frites from the many points of distribution, while reducing the higher manufacturing costs that we incurred this quarter. We are confident that these actions will enable us to maintain our profitable growth in the upcoming quarter and throughout fiscal 2002 at the levels that our shareholders expect."

Mr. Simon also highlighted strong performances from all of Hain Celestial's rocket brands in the quarter, including growth in Terra Chips (38 percent), Earth's Best Natural (14 percent), Health Valley (11 percent), and Celestial Seasonings teas (18 percent), compared with the fourth quarter of fiscal 2000. Westsoy was essentially flat compared with the year-ago quarter, but Mr. Simon noted that the brand was increasing market share and consumption. Dur-



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ing this period, consumption of Westsoy aseptic soy grew 16.7% while Westsoy's market share increased 4.9 points. The Company also saw tremendous recognition of its refrigerated soy, with these products picked up by 3,300 new stores in the fourth quarter.

The Company reiterated that it remains comfortable with consensus earnings estimates for fiscal 2002 of $1.05-$1.15 per share and revenues of $480-$500 million.

The Hain Celestial Group will announce fourth quarter and fiscal year 2001 earnings during the first week of September.

About The Hain Celestial Group

The Hain Celestial Group, headquartered in Uniondale, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings(R) teas, Hain Pure Foods(R), Westbrae(R), Westsoy(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), DeBoles(R), Earth's Best(R), Nile Spice. The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Weight Watchers(R) dry and refrigerated products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at www.hain-celestial.com.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those i forward-looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.

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